Exhibit 5.1

August 15, 2023

SpringBig Holdings, Inc.
621 NW 53rd St.
Suite 260
Boca Raton, Florida 33487

Re: Form S-3 Registration Statement

Ladies and Gentlemen:

We have acted as counsel to SpringBig Holdings, Inc., a Delaware corporation (the “Company”), in connection with the Company’s registration statement on Form S-3 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission (the “Commission”) on or about the date hereof, pursuant to the Securities Act of 1933, as amended (the “Act”), relating to the registration of:

(a) the offer and sale by the Company from time to time of up to $25,000,000 in aggregate offering price of shares of common stock, par value $0.0001 per share, of the Company (the “Common Stock”) subject to the applicable limitations in General Instruction I.B.6 of Form S-3 under the Act, including that no securities in a public primary offering with a value exceeding one-third of the Company’s public float in any 12-month period may be sold unless the Company’s public float subsequently rises to $75,000,000 million or more (the “Primary Shares”);

(b) the issuance of up to 16,000,000 shares of Common Stock issuable upon the exercise of warrants issued by the Company as follows: (i) up to 6,000,000 shares of Common Stock (the “Private Warrant Shares”) issuable upon the exercise of certain outstanding private placement warrants (the “Private Warrants”) by the holders thereof and (ii) up to 10,000,000 shares of Common Stock (the “Public Warrant Shares” and, together with the Private Warrant Shares, the “IPO Warrant Shares”) issuable upon the exercise of certain outstanding public offering warrants (together with the Private Warrants, the “IPO Warrants”) by the holders thereof;

(c) the resale of up to 12,800,418 shares of Common Stock (the “Selling Stockholder Shares”) held by certain stockholders as follows: 1,341,356 shares of Common Stock issued in connection with a private placement pursuant to subscription agreements entered into on November 8, 2021 (the “Subscription Agreements”), up to 3,960,000 shares of Common Stock (the “Founder Shares”) originally issued in a private placement to TCAC Sponsor, LLC (“TCAC Sponsor”) and certain affiliates pursuant to that certain Securities Purchase Agreement, dated February 10, 2020, by and among TCAC Sponsor and the Company, as amended and modified from time to time (the “Sponsor Purchase Agreement”) in connection with the Company’s initial public offering, including 1,000,000 Founder Shares subject to vesting and forfeiture (the “Sponsor Vesting Shares”) and 7,499,062 shares of Common Stock issued pursuant to the Merger Agreement;

(d) the resale of up to 6,000,000 Private Warrants held by certain holders of outstanding warrants of the Company; and

(e) the resale of up to 3,204,806 shares of Common Stock comprised of notes and warrants issued to and currently held by L1 Capital Global Opportunities Master Fund (“L1 Capital”) as follows: an aggregate of up to 1,443,866 shares of Common Stock, reserved for issuance upon the conversion of a convertible promissory note (as amended as of the date hereof, the “L1 Note”) of the Company currently held by L1 Capital (collectively, the “L1 Conversion Shares”), and (ii) an aggregate of up to 1,760,940 shares of Common Stock reserved for issuance upon exercise of a warrant (as amended as of the date hereof, the “L1 Warrant” and, together with the IPO Warrants, the “Warrants”) issued by the Company to L1 Capital (the “L1 Warrant Shares” and together with the L1 Conversion Shares, the “L1 Subject Shares”).

The IPO Warrants were issued pursuant to a Warrant Agreement, dated February 11, 2021, between the Company and Continental Stock Transfer & Trust Company, LLC, as warrant agent (“Warrant Agreement”).

In connection with our acting as hereinabove described, we have examined and relied solely on originals or copies, certified or otherwise identified to our satisfaction as being true copies, of all such records of the Company, all such agreements, certificates of officers of the Company and others, and such other documents, certificates and corporate or other records as we have deemed necessary as a basis for the opinions expressed in this letter, including, without limitation, the following:

(i) the Certificate of Incorporation of the Company, as in effect on the date hereof (the “Company Charter”);

(ii) the Bylaws of the Company, as in effect on the date hereof (the “Company Bylaws”);

(iii) the Warrant Agreement, the Sponsor Purchase Agreement, the Merger Agreement, the Subscription Agreements, and an amended and restated registration rights agreement, dated as of June 14, 2022, among the Company, the TCAC Sponsor and certain other investors, the L1 Note and the L1 Warrant (collectively, the “Transaction Documents”);

(iv) the Registration Statement and all exhibits thereto; and

(v) resolutions of the Board of Directors of the Company relating to, among other matters, the issuance of the IPO Warrant Shares and the L1 Subject Shares and the filing of the Registration Statement.

As to facts material to the opinions expressed in this letter, we have relied on statements and certificates of officers of the Company and of SpringBig, Inc. and of state authorities and on the representations, warranties and statements contained in the Transaction Documents.

In rendering the opinions expressed in this letter, we have assumed, with your permission and without any investigation on our part, that:

(a)	all signatures are genuine;

(b)	all natural persons have legal capacity;

(c)
all writings and other records submitted to us as originals are authentic, and that all writings and other records submitted to us as certified, electronic, photostatic, or other copies, facsimiles or images conform to authentic originals;

(d)	each entity that is a party to the Transaction Documents has been duly organized or formed;

(e)
each entity that is a party to the Transaction Documents (other than the Company, as to which we make no assumption) is validly existing and in good standing as a corporate or similar organization under the laws of its jurisdiction of organization;

(f)	each of the Transaction Documents has been duly executed and delivered by each party (other than the Company, as to which we make no assumption);

(g)
each of the Transaction Documents constitutes or will constitute, on the date hereof, the valid and binding obligation of each entity that is a party thereto, enforceable against such entity in accordance with its terms (except we do not make this assumption with respect to Company);

(h)
the execution and delivery of, and the performance of its obligations under, the Transaction Documents by each person that is a party thereto have been duly authorized by all requisite organizational action on the part of such person (except we do not make this assumption with respect to Company);

(i)
each party has the requisite corporate or other organizational power and authority to execute, deliver, and perform such party’s obligations under the Transaction Documents to which such person is or is to be a party (except we do not make this assumption with respect to Company);

(j)	each party to the Transaction Documents has performed and will perform such party’s obligations under the Transaction Documents;

(k)	the Transaction Documents, together with the other contracts referred to in the Transaction Documents, reflect the complete understanding of the parties thereto;

(l)	that all rights and remedies will be exercised in a commercially reasonable manner and without breach of the peace;

(m)
no approval, authorization, or consent of, or any filing with, any person, including, without limitation, any governmental authority, is required in connection with the execution, delivery, or performance and observance of, or the consummation of the transactions contemplated by, the Transaction Documents by any person;

(n)
the execution, delivery, and performance of the Transaction Documents and the consummation of the transactions contemplated by the Transaction Documents by each person that is or is to be a party thereto (i) do not violate any order binding on, or judgment against, such person, and (ii) do not constitute a default under, and are not in conflict with, any indenture or other agreement to which such person is a party or by which its properties may be bound;

(o)
there is no litigation against or affecting any person purportedly bound by or executing any of the Transaction Documents which challenges the validity or enforceability of any of the Transaction Documents or seeks to enjoin the execution, delivery, performance of, or consummation of the transactions contemplated by, the Transaction Documents.

We note that the Company was incorporated under the laws of the Cayman Islands and was domesticated (the “Domestication”) as a corporation in the State of Delaware in accordance with Section 388 of the DGCL (“Section 338”). We have assumed all matters determinable under the laws of the Cayman Islands, including without limitation that (i) immediately prior to the Domestication, the Company was duly organized, validly existing and in good standing under the laws of the Cayman Islands, (ii) the Company had full power, authority and legal right to domesticate in the State of Delaware pursuant to Section 388, (iii) the laws of the Cayman Islands permitted the Company to domesticate in the State of Delaware pursuant to Section 388, (iv) the discontinuation of the Company from the Cayman Islands was duly authorized by all necessary corporate action as provided in its governing documents and was duly effected in accordance with Cayman Islands law, (v) any and all consents, approvals and authorizations from applicable Cayman Island governmental authorities required to authorize and permit the Company to domesticate in the State of Delaware pursuant to Section 388 were obtained, and (vi) the issued and outstanding ordinary shares of the Company as an exempted company incorporated under the laws of the Cayman Islands immediately prior to the Domestication were validly issued, fully paid and nonassessable, and (vii) all share issuances and documents related thereto that were authorized by the Company prior to the Domestication, including those to be effected pursuant to or in connection with the Warrants, the Subscription Agreements, the Sponsor Purchase Agreement and the Merger Agreement were done in accordance with the applicable governing documents of the Company as a Cayman Islands exempted company and the laws of the Cayman Islands.

We have investigated such questions of law for the purpose of rendering the opinions in this letter as we have deemed necessary. We express no opinion in this letter concerning any law other than the Delaware General Corporation Law (“DGCL”), which we assume in each case to be the only applicable laws with respect to each such opinion.

In connection with our opinion expressed below, we have also assumed that, at or prior to the time of the issuance and the delivery of any Primary Shares or IPO Warrant Shares or delivery of any Selling Stockholder Shares, Private Warrants or L1 Subject Shares (together the “Securities”), the Registration Statement will have been declared effective under the Act, and the offer and sale of the Securities will have been registered under the Act pursuant to the Registration Statement and that such registration will not have been modified or rescinded, that no stop order suspending the effectiveness of the Registration Statement or any post-effective amendment thereto shall have been issued in connection with the Registration Statement, and that there will not have occurred any change in law affecting the validity of the issuance of the Securities.

On the basis of and in reliance on the foregoing, and subject to the limitations, qualifications and exceptions set forth below, we are of the opinion that:

1. The Primary Shares have been duly authorized by all necessary corporate action of the Company and when issued and paid for in accordance with the applicable purchase, underwriting or similar agreement against the receipt of requisite consideration therefor provided for therein, the Primary Shares will be validly issued, fully paid and nonassessable.

2. The IPO Warrant Shares have been duly authorized by the Company and when issued and paid for in accordance with the terms and conditions of the Warrant Agreement, such IPO Warrant Shares will be validly issued, fully paid and nonassessable.

3. The Selling Stockholder Shares (other than any Private Warrant Shares or Sponsor Vesting Shares included in the Selling Stockholder Shares) are validly issued, fully paid and nonassessable.

4. Any Private Warrant Shares included in the Selling Stockholder Shares, when issued and (if applicable) paid for in accordance with the terms of the Private Warrants, will be validly issued, fully paid and nonassessable.

5. The Sponsor Vesting Shares have been validly issued and are nonassessable and, when the conditions to vesting stated in the Sponsor Purchase Agreement have been satisfied, will be fully paid and no longer subject to forfeiture.

6. The L1 Conversion Shares have been duly authorized by the Company and when issued and paid for in accordance with the terms and conditions of the L1 Note, such L1 Conversion Shares will be validly issued, fully paid and nonassessable.

7. The L1 Warrant Shares have been duly authorized by all necessary corporate action of the Company and when issued and paid for in accordance with the terms and conditions of the L1 Warrant, such L1 Warrant Shares will be validly issued, fully paid and nonassessable.

The above opinions are subject to the following additional limitations, qualifications and exceptions:

A.
The effect and application of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws now or hereafter in effect which relate to or limit creditors’ rights and remedies generally;

B.	The effect and application of general principles of equity, whether considered in a proceeding in equity or at law;
C.	Limitations imposed by or resulting from the exercise by any court of its discretion; and
D.	Limitations imposed by reason of generally applicable public policy principles or considerations.

We do not assume any responsibility for the accuracy, completeness or fairness of any information, including, but not limited to, financial information, furnished to you by the Company, concerning the business or affairs of the Company or any other information furnished to you of a factual nature.

We express no opinions:

I. regarding the choice of law provisions of the Transaction Documents or as to whether or not the laws of any jurisdiction will be applicable thereto;

II. regarding any federal securities laws, rules, or regulations (including, without limitation, any laws administered by, and any rules or regulations administered or promulgated by, the United States Securities and Exchange Commission);

III. regarding any state securities laws, rules, or regulations (including, without limitation, any so called “Blue Sky” laws);

IV. regarding any antitrust and unfair competition laws and regulations, laws and regulations relating to tying arrangements, banking laws or regulations, regulations of the Board of Governors of the Federal Reserve System, or insurance laws or regulations;

V. as to whether (a) the execution and delivery or other authentication of, the performance or observance of any provision of, or the consummation of any transactions contemplated by, the Transaction Documents or the issuance of the Securities violates any provision of any federal or state laws, rules, regulations, or orders relating to terrorism or money laundering, including, without limitation, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act) Act of 2001, the laws comprising or implementing the Bank Secrecy Act, the laws administered by Office of Foreign Asset Control of the Department of the Treasury of the United States of America (“OFAC”) or any successor thereto, and Executive Order No. 13224 on Terrorist Financing (“Executive Order No. 13224”), or any related enabling legislation or similar executive orders, any sanctions and regulations promulgated under authority granted by the Trading with the Enemy Act, 50 U.S.C. App. 1-44, as amended from time to time, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, as amended from time to time, the Iraqi Sanctions Act, Publ. L. No. 101-513; United Nations Participation Act, 22 U.S.C. § 287c, as amended from time to time, the International Security and Development Cooperation Act, 22 U.S.C. § 2349 aa-9, as amended from time to time, The Cuban Democracy Act, 22 U.S.C. §§ 6001-10, as amended from time to time, The Cuban Liberty and Democratic Solidarity Act, 18 U.S.C. §§ 2332d and 2339b, as amended from time to time, The Foreign Narcotics Kingpin Designation Act, Publ. L. No. 106-120, and The Countering America’s Adversaries Through Sanctions Act, Publ. L. No. 115-44 - H.R. 3364 (all as amended from time to time), or any rules or regulations promulgated under any of the foregoing, or any orders relating to any of the foregoing, or (b) whether any person that is or is to be a party to any of the Transaction Documents is (i) a person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (ii) a person that is owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (iii) a person with which any other person is prohibited from dealing or otherwise engaging in any transaction, (iv) a person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order No. 13224, (v) a person that is named as a “specially designated national” on the most current list published by OFAC, or (vi) a person who is affiliated or associated with any person described in the foregoing clauses (i) through (v), inclusive;

VI. as to whether the execution and delivery or other authentication of, the performance or observance of any provision of, or the consummation of any transactions contemplated by, the Transaction Documents or any thereof constitutes a “covered transaction” subject to the jurisdiction of and review by The Committee on Foreign Investment in the United States pursuant to Section 721 of the Defense Production Act of 1950, as amended by the Foreign Investment and National Security of 2007, as amended by The Foreign Investment Risk Review Modernization Act of 2018, as any of the foregoing may be amended from time to time, or any related enabling legislation, or any rules or regulations promulgated under any of the foregoing, or any orders relating to any of the foregoing;

VII. regarding compliance with fiduciary duty requirements.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission. The opinions so rendered may not be relied upon for any other purpose, or relied upon by any other person, firm, or entity for any purpose. This letter may not be paraphrased or summarized, nor may it be duplicated, quoted or reproduced in part.

Very truly yours,

/s/ Benesch, Friedlander, Coplan & Aronoff LLP
BENESCH, FRIEDLANDER, COPLAN & ARONOFF LLP